Exhibit 10.6

EXECUTION VERSION

ACQUISITION FACILITY AMENDMENT

TO

SENIOR UNSECURED FIXED RATE JAPANESE YEN TERM LOAN CREDIT

AGREEMENT

This Acquisition Facility Amendment to Senior Unsecured Fixed Rate Japanese Yen Term Loan Credit Agreement (this “Amendment”), dated as of 24 September 2015, is made and entered into by and among Teva Pharmaceutical Industries Limited (the “Parent”), Teva Holdings K.K. (the “Borrower”) and Sumitomo Mitsui Banking Corporation, as Administrative Agent (with the consent of the Required Lenders (as defined in the Credit Agreement (as defined below))) (the “Administrative Agent”).

Recitals:

Reference is made to the Senior Unsecured Fixed Rate Japanese Yen Term Loan Credit Agreement dated as of 28 March 2012 (as amended from time to time, the “Credit Agreement”), between, amongst others, the Parent, the Borrower, the Lenders named therein and the Administrative Agent.

WHEREAS, the Borrower and the Parent have requested that the Administrative Agent (with the consent of the Required Lenders) amend the Credit Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Definitions.

(a)	Each capitalized term used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such term in the Credit Agreement.

2.    Amendments to the Credit Agreement.

(a)	The Credit Agreement is hereby amended by adding the following definitions to Section 1.01 of the Credit Agreement:

“Acquisition” means the acquisition of the Acquired Business.

“Acquired Business” means the generic products business and over-the-counter (non-prescription) business of Allergan plc and its affiliates as further described in the Acquisition Agreement.

“Acquisition Agreement” means the master purchase agreement dated 26 July 2015 between the Parent and Allegan plc (including the Exhibits and Schedules thereto) as it may be modified, supplemented or amended.

“Acquisition Closing Date” means the closing of the Acquisition in accordance with the terms of the Acquisition Agreement in the manner set forth in the Parent Acquisition Closing Confirmation and the delivery of the Parent Acquisition Closing Confirmation.

“Acquisition Financing Arrangement” means any financing arrangement, whether securities or loans, under which the net proceeds are required to be used to finance all or part of the consideration payable for the Acquisition and which simultaneously reduce amounts available under the Bridge Financings (which may or may not subject to an escrow arrangement).

“Acquisition Transaction” means the entering into the Bridge Financing (including the issuance of any debt or equity securities of the Parent in lieu thereof) and the use of proceeds therefrom, the consummation of the Acquisition (including the payment of the consideration in respect thereof), the refinancing of certain indebtedness of the Acquired Business to the extent the Cash Consideration (as defined in the Acquisition Agreement) is reduced by such amount or such amount is not material and the payment of fees and expenses related to the foregoing.

“Bridge Financing” means the bridge financing arrangements with respect to the Acquisition of (i) up to $27,000,000,000 in loans under a senior unsecured bridge loan credit facility and (ii) up to $6,750,000,000 in loans under an equity bridge loan credit facility, in each of cases (i) and (ii), pursuant to the commitment letters dated 31 July 2015 and/or definitive documentation with respect to the same.

“Cash Acquisition Consideration” means all or a portion of the cash consideration paid as part of the Acquisition.

“Longstop Date” means the earlier of (i) the closing of the Acquisition, (ii) the date 35 days following the Outside Date (as defined in the Acquisition Agreement as in effect on July 31, 2015) as it may be extended as contemplated by (and in accordance with) Section 11.1(b) of the Acquisition Agreement (as in effect on July 31, 2015) or (iii) the date 35 days following the date of termination of the Acquisition Agreement pursuant to the terms thereof when publicly disclosed by the Parent (x) pursuant to a public filing with the SEC or (y) in an official press release issued by the Parent.

“Parent Acquisition Closing Confirmation” means a certificate signed by a Financial Officer of the Parent confirming that (i) the Acquisition has been consummated in accordance with the Acquisition Agreement and the documents associated therewith (as in effect on 26 July 2015) or after giving effect to any alterations, amendments, changes, supplements or waivers thereto other than any of the foregoing that are materially adverse to the Lenders (or with the prior written consent of the Required Lenders, not to be unreasonably withheld or delayed) (provided that (a) a reduction in purchase price in the aggregate Cash Acquisition Consideration of less than 10% below the amount contemplated by the Acquisition Agreement (as in effect on 26 July 2015) shall not be deemed to be materially adverse to the interests of the Lenders and (b) to the extent all or a portion of the Bridge Financing funds on such date, each Lender or Affiliate that is a party to any Bridge Financing shall be automatically deemed to have provided consent hereunder to any alteration, amendment change, supplement or waiver of the Acquisition Agreement and the documents associated therewith (and shall provide written consent to the same to the extent required)), (ii) the Acquisition has been consummated in accordance with Section 10.1(b) of the Acquisition Agreement (as in effect on 26 July 2015) as it relates to approvals under the HSR Act and the antitrust laws of the European Union (each as defined in the Acquisition Agreement), (iii) since 26 July 2015, no Effects (as defined in the Acquisition Agreement as in effect on 26 July 2015) have occurred which, individually or in the aggregate, have had (and have continued to have) or would reasonably be expected to have, a Seller Material Adverse Effect (as defined in the Acquisition Agreement as in effect on 26 July 2015) and (iv) the Parent designates the Parent Acquisition Closing Confirmation as a Loan Document and that the Lenders can rely on foregoing confirmations as representations and warranties under such Loan Document.

(b)	The Credit Agreement is hereby amended by deleting the definition of “Consolidated Cash and Cash Equivalents” set forth in Section 1.01 of the Credit Agreement in its entirety and replacing it with the following:

“Consolidated Cash and Cash Equivalents” means, with respect to any Person, the:

(a)    cash on hand or on deposit with any bank of such Person; plus

(b)    all other assets held by such Person that should be classified as “cash equivalents” in accordance with GAAP,

included in the cash and cash equivalents accounts listed on the consolidated balance sheet of Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP (excluding any such cash or cash equivalents subject to an Encumbrance, other than non-consensual Permitted Encumbrances); plus

(c)    to the extent not otherwise included in (a) or (b) above, any cash or cash equivalents held by the Parent and its Subsidiaries which are proceeds from any Acquisition Financing Arrangement and which would otherwise not be included in the definition of Consolidated Cash and Cash Equivalents.”

(c)	The Credit Agreement is hereby amended by deleting the definition of “Material Indebtedness” set forth in Section 1.01 of the Credit Agreement in its entirety and replacing it with the following:

“Material Indebtedness” means, Indebtedness (other than the Loans), of any one or more of Parent and its Subsidiaries in an aggregate principal amount exceeding US$200,000,000 (or its equivalent in another currency or currencies).

(d)	The Credit Agreement is hereby amended by deleting the definition of “Interest Payable” set forth in Section 1.01 of the Credit Agreement in its entirety and replacing it with the following:

“Interest Payable” means all interest, acceptance commission and any other continuing, regular or periodic costs and expenses in the nature of interest and amortization of debt discount (whether paid, payable or capitalized), incurred by Parent and its consolidated Subsidiaries in effecting, servicing or maintaining Total Consolidated Debt (excluding, prior to the Longstop

Date, any Indebtedness incurred under an Acquisition Financing Arrangement but including, for the avoidance of doubt, such Indebtedness for the entirety of any relevant Test Period ending after the Longstop Date but only with respect to Indebtedness under an Acquisition Financing Arrangement that remains outstanding after the Longstop Date) during a Test Period but excluding exchange differentials; provided, that, with respect to any period during which a Subject Transaction has occurred, for purposes of determining the Interest Cover Ratio, Interest Payable shall be calculated with respect to such period on a pro forma basis using the consolidated financial statements of the Parent and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period.

(e)	The Credit Agreement is hereby amended by deleting the definition of “Transactions” set forth in Section 1.01 of the Credit Agreement in its entirety and replacing it with the following:

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and the Acquisition Transactions.

(f)	The Credit Agreement is hereby amended by deleting Section 3.11 of the Credit Agreement in its entirety and replacing it with the following:

“Section 3.11 Margin Securities

Such Loan Party is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States of America), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulations T, U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulations T, U or X. Not more than 25% of the value of the assets (either of any Loan Party only or of any Loan Party and its Subsidiaries on a consolidated basis) subject to any limitation on sale, pledge or other restriction under this Agreement or subject to any restriction contained in any agreement or instrument, between any Loan Party and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of Section 7.01(f) of this Agreement, will be margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States of America).”

(g)	The Credit Agreement is hereby amended by deleting Section 6.01(ii) of the Credit Agreement in its entirety and replacing it with the following:

“any Subsidiary may merge, consolidate or amalgamate (or engage in a substantially similar transaction) with any other Person in a transaction in which the surviving entity is a wholly-owned Subsidiary (in the case of a Loan Party, subject to preceding clause (i)),”

(h)	The Credit Agreement is hereby amended by deleting Section 6.01(xi) of the Credit Agreement in its entirety and replacing it with the following:

“the Parent or any Subsidiary may sell Receivable Assets to a Securitization Entity in a Qualified Securitization Transaction for the fair market value thereof; provided that at no time shall more than US$2,500,000,000 (or its equivalent in another currency or currencies) in fair market value of assets be subject to such Qualified Securitization Transaction,”

(i)	The Credit Agreement is hereby amended by adding a new sub-clause (xv) after Section 6.01(xiv) of the Credit Agreement as follows:

“(xv)    the Parent or any Subsidiary may consummate the Acquisition Transaction in accordance with the Acquisition Agreement.”

(j)	The Credit Agreement is hereby amended by adding a new sub-clause (xvi) after Section 6.01(xv) of the Credit Agreement as follows:

“(xvi) the Parent or any Subsidiary may dispose of any shares of Mylan B.V. or its successors held by any of them as of July 31, 2015 and any other shares issued thereon.”

(k)	The Credit Agreement is hereby amended by deleting Section 6.03(p) of the Credit Agreement in its entirety and replacing it with the following:

“(p)    any other Encumbrances securing obligations and other Financing Arrangements; provided that the aggregate amount of obligations or Financing Arrangements secured in accordance with this subclause (p) shall not exceed US$2,000,000,000 (or its equivalent in another currency or currencies) at any time outstanding;”

(l)	The Credit Agreement is hereby amended by deleting Section 6.03(r) of the Credit Agreement in its entirety and replacing it with the following:

“(r) Encumbrances over any Receivable Assets subject to a Qualified Securitization Transaction; provided that the aggregate fair market value of all Receivable Assets secured in accordance with this subclause (r) shall not exceed US$2,500,000,000 (or its equivalent in another currency or currencies) at any one time outstanding.”

(m)	The Credit Agreement is hereby amended by adding a new sub-clause (s) after Section 6.03(r) of the Credit Agreement as follows:

“(s)    Encumbrances over any escrow arrangements in connection with any Acquisition Financing Arrangement.”

(n)	The Credit Agreement is hereby amended by adding a new sub-clause (t) after Section 6.03(s) of the Credit Agreement as follows:

“(t)    Encumbrances over any shares of Mylan B.V. or its successors held by any of the Parent or its Subsidiaries as of July 31, 2015 and any other shares issued thereon.”

(o)	The Credit Agreement is hereby amended by deleting clause (a) in the table under Section 6.04 of the Credit Agreement in its entirety and replacing it with the following:

	Four-quarter Test Period ending with the quarters below (Q1 being the first full fiscal quarter after the Acquisition Closing Date occurs)	Leverage Ratio
(a)Total Consolidated Net Debt to EBITDA	Q1	No greater than 5.25x
	Q2	No greater than 5.25x
	Q3	No greater than 5.00x
	Q4	No greater than 5.00x
	Q5	No greater than 4.25x
	Q6	No greater than 4.25x
	Q7	No greater than 4.00x
	Q8	No greater than 4.00x
	Q9 and thereafter	No greater than 3.50x

(p)	The Credit Agreement is hereby amended by deleting Section 7.01(j) of the Credit Agreement in their entirety and replacing it with the following:

“(j)    one or more judgments for the payment of money in an aggregate uninsured amount equal to or greater than US$200,000,000 (or its equivalent in another currency or currencies) in excess of the amount of insurance coverage shall be rendered against any Loan Party or any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, vacated or bonded pending appeal or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any such Material Subsidiary to enforce any such judgment for the payment of money in an aggregate uninsured amount in excess of US$200,000,000 (or its equivalent in another currency or currencies);”

(q)	The Credit Agreement is hereby amended by deleting Section 7.01(k) of the Credit Agreement in their entirety and replacing it with the following:

“(k)    one or more ERISA Events shall have occurred, which individually or in the aggregate results in liability of any Loan Party, any of its subsidiaries, or any of their respective ERISA Affiliates in excess of US$200,000,000 (or its equivalent in another currency or currencies) during the term hereof;”

(r)	The Credit Agreement is hereby amended by deleting Section 7.01(l) of the Credit Agreement in their entirety and replacing it with the following:

“(l)    this Agreement shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions or interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its financial obligation under this Agreement;”

3.    Representations and Warranties. Each Loan Party hereby represents and warrants to the Administrative Agent and each Lender as follows on each of (i) the Pre-Acquisition Closing Effective Date (as defined below), (ii) the Acquisition Closing Date (as such term is defined in Section 2(a) above) and (iii) the date of any incurrence of Indebtedness subject to an Acquisition Financing Arrangement (as such term is defined in Section 2(a) above):

(a)	immediately before and after giving effect to this Amendment and the Transactions (to the extent consummated on or around the date referred to in (i), (ii) or (iii) above, as applicable, and giving effect to the amendments herein that are effective on such date), all of the representations and warranties set forth in the Credit Agreement are true and correct on and as of such date, as if made on such date, except to the extent that such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date (it being understood that references therein to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended by this Amendment and after giving effect to the amendments set forth herein and the Transactions);

(b)	the execution, delivery and performance by each Loan Party of this Amendment have been duly authorized by all necessary corporate or other organizational action, as applicable, of such Loan Party;

(c)	this Amendment has been duly executed and delivered by such Loan Party; and

(d)	no Default or Event of Default has occurred, is continuing or would exist after giving effect to this Amendment and the Transactions.

4.    Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Credit Agreement or Loan Documents are intended or implied and in all other respects the Credit Agreement and Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the Loan Documents, the terms of this Amendment shall control. The Credit Agreement and this Amendment shall be read and construed as one agreement.

5.    Effectiveness.

(a)	On the date on which the Administrative Agent shall have received executed signature pages hereof delivered by facsimile transmission or electronic mail (in “.pdf” or similar format) from each of the Parent, the Borrowers and the Administrative Agent (following the consent of the Required Lenders) (the “Pre-Acquisition Closing Effective Date”), Section 2(a), Section 2(b), Section 2(d), Section 2(e), Section 2(f), Section 2(g), Section 2(i), Section 2(j), Section 2(m), Section 2(n) and Section 2(r) of this Amendment shall become effective.

(b)	On the Acquisition Closing Date, provided the Pre-Acquisition Closing Effective Date has occurred, this Amendment shall become effective in full.

6.    Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be reasonably necessary or desirable to effectuate the provisions and purposes of this Amendment.

7.    Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

8.    Severability. Any provisions of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.    Reference to the Effect on the Loan Documents. Upon the effectiveness of this Amendment, (a) each reference in the Credit Agreement to this “Agreement,” “hereunder,” “hereof,” “herein” or words of similar import and (b) each reference in any other Loan Document to “the Credit Agreement”, shall mean and be a reference to the Credit Agreement as amended by this Amendment.

10.    Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment.

11.    Counterparts; Electronic Signatures. This Amendment may be executed by one or more parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic mail (in “.pdf” or similar format) shall be effective as delivery of a manually executed counterpart hereof.

12.    Governing Law; Jurisdiction; Consent to Service of Process.

(a)	This Amendment and any non-contractual obligations arising out of or in connection with it shall be construed in accordance with and governed by Japanese law (without regard to conflicts of laws principles).

(b)

Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York sitting in New York County, (ii) the United States District Court of the Southern District of New York, (iii) the Tokyo District Court, (iv) the courts of England and (v) any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Amendment (including any non-contractual obligations arising out of or relating to this Amendment) and each of the parties hereto hereby irrevocably and unconditionally agrees that any such suit, action or proceeding (“Proceedings”) may be heard and determined in such courts. Each party hereto hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over it and agrees not to plead or claim in any Proceedings that any such courts lack personal jurisdiction over it. To the extent that any Loan Party in any jurisdiction has, may claim or hereafter may acquire any immunity from jurisdiction, suit, enforcement, execution, attachment (whether through prior to judgment, in aid of execution, or otherwise) or any other legal process with respect to itself or its property, such Loan Party hereby agrees not to claim and irrevocably waives such immunity to the full extent permitted by law. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Amendment shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Amendment against any Borrower or the Guarantor or any of their respective properties in the courts of any jurisdiction to enforce a judgment obtained in accordance with this Section. Each Loan Party agrees that, if the Administrative Agent or any Lender has brought or initiated Proceedings in any jurisdiction referred to in this paragraph (the “Original Proceedings”), no Loan Party may bring Proceedings which relate to the Original Proceedings or concern dispute(s) which are the same as or related to any dispute(s) which are the subject of the Original Proceedings in any other jurisdiction, including, for the avoidance of doubt, any other jurisdiction referred to in this paragraph. Nothing in this Section shall (or shall be construed so as to) limit the right of the Administrative Agent or any Lender to take Proceedings in any of the courts referred to in this paragraph, nor shall the taking of Proceedings in any such jurisdiction by any Loan Party preclude the taking of Proceedings by the Administrative Agent or any Lender in any other such jurisdiction (whether concurrently or not) if and to the extent permitted by law.

(c)	Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceedings in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any Proceedings in any such court, including, without limitation, with respect to enforcement and/or proceedings for breach claims, and agrees not to plead that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(d)	Subject to paragraph (e) of this Section, each party to this Amendment irrevocably consents to service of process in the manner provided for notices in Section 11.01 of the Credit Agreement. Such service may be made by mailing (by registered or certified mail, postage prepaid or any other method which generates a receipt or proof of delivery) or delivering a copy of such process to such Person at the address provided in Section 11.01 of the Credit Agreement (and in the case of service to be delivered to any Loan Party, each Loan Party hereby acknowledges that, to the extent required, the address for delivery of a copy of such service to counsel for such Loan Party shall be: Office of the General Counsel, Teva Pharmaceutical Industries Limited, 5 Basel Street Petah Tiqva 49131, Israel, Attention: General Counsel); each party hereto hereby irrevocably waives any objection to such service of process and agrees not to plead or claim in any Proceedings that any such service was in any way invalid or ineffective. Nothing in this Amendment will affect the right of any party to this Amendment to serve process in any other manner permitted by applicable relevant law.

(e)	Each Loan Party agrees that, with respect to any Proceedings which are commenced in England pursuant to paragraph (b) of this Section, TEVA UK Limited, a company organized under the laws of England and Wales (“TEVA UK Limited”) is hereby appointed as its agent for service process, and process may be served on any Loan Party by being delivery of such process or a copy thereof to TEVA UK Limited at Ridings Point, Whistler Drive, Castleford, West Yorkshire, WF10 5HX, England, United Kingdom, or, if different, TEVA UK Limited’s place of business in England from time to time as notified to the Administrative Agent in accordance with this paragraph. If TEVA UK Limited ceases to have a place of business at Ridings Point, Whistler Drive, Castleford, West Yorkshire, WF10 5HX, England, United Kingdom, each Loan Party shall immediately provide the Administrative Agent with notice of the address of TEVA UK Limited’s current place of business in England where service may be effected. If TEVA UK Limited ceases to exist, is not or ceases to be effectively appointed to accept service of process on behalf of any Loan Party or ceases to have a place of business in England where service may be validly effected or there is a failure to notify the Administrative Agent of a such address in accordance with this paragraph, each Loan Party shall promptly notify the Administrative Agent thereof and shall appoint a further replacement Person in England to accept service of process on its behalf and, failing such appointment within 14 days, the Administrative Agent shall be entitled to appoint such a replacement Person by written notice to such Loan Party. Nothing in this paragraph shall affect the rights of the Administrative Agent and/or the Lenders to serve process in any other manner permitted by law.

(f)	The parties hereto understand and agree that a Japanese language version of this Amendment and/or any related document may be prepared and any such version shall be for informational purposes only. In the event of any ambiguity, conflict or inconsistency between any of the terms of the English language version of this Amendment (or such related document, as the case shall be) and any translation thereof (Japanese or otherwise), the English language version shall apply and prevail and be conclusive and binding.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:	/s/ Eran Ezra
Name: Eran Ezra
Title: SVP, Head of Global Treasury Risk
Management & Insurance

By:	/s/ Eyal Rubin
Name: Eyal Rubin
Title: VP, Head of Corporate Treasury

TEVA HOLDINGS K.K.

By:	/s/ Itzhak Krinsky
Name: Itzhak Krinsky
Title: Representative Director

By:	/s/ Kimio Nishimura
Name: Kimio Nishimura
Title: Representative Director

[Signature page to Fixed Rate Japanese Yen Credit Agreement Amendment Agreement ]

SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent

By:
Name:
Title:

[Signature page to Fixed Rate Japanese Yen Credit Agreement Amendment Agreement]